Exhibit 99.4

900 King Street Suite 100 Rye Brook, NY 10573	Tel 914.307.7000 Fax 914.307.4044

March 2, 2009

Re:	World Monitor Trust II (Series D, E and F)

Dear Investor,

Effective March 1, 2009, the net asset value (including allocations of income, expenses, etc.) of units in World Monitor Trust II (Series D, E and F) will be calculated on a monthly basis. This change is constituent with the previous announcement to change redemptions of units as of the last business day of each month. Our decision to change the accounting from weekly to monthly is a result of the significant administration and accounting costs related to weekly accounting.

This letter is a notice of the change and no action is required on your part.

Attached is a copy of the Sixth Amended and Restated Declaration of Trust and Trust Agreement for World Monitor Trust II reflecting this change.

If you have any questions or concerns, please do not hesitate to contact us at (914) 307-4000 or Preferred@kenmar-us.com.

Sincerely,

/s/ Jennifer Moros
Jennifer Moros
Senior Vice President, Marketing and Investor Services
Preferred Investment Solutions Corp.
Managing Owner for World Monitor Trust II